Exhibit 99.2
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The purpose of this discussion is to provide an understanding of the financial condition and results of operations of The Scotts Miracle-Gro Company (“Scotts Miracle-Gro”) and its subsidiaries (collectively, together with Scotts Miracle-Gro, the “Company”, “we” or “us”) by focusing on changes in certain key measures from year-to-year. Management’s Discussion and Analysis (“MD&A”) is divided into the following sections:
•	Executive summary

•	Results of continuing operations

•	Segment results

•	Management’s outlook

•	Liquidity and capital resources

•	Regulatory matters

•	Critical accounting policies and estimates
EXECUTIVE SUMMARY
     We are dedicated to delivering strong, consistent financial results and outstanding shareholder returns by providing products of superior quality and value in order to enhance consumers’ outdoor living environments. We are a leading manufacturer and marketer of consumer branded non-durable products for lawn and garden care and professional horticulture in North America and Europe. We are Monsanto’s exclusive agent for the marketing and distribution of consumer Roundup® non-selective herbicide products within the United States and other contractually specified countries. We have a presence in similar consumer branded and professional horticulture products in Australia, the Far East, Latin America and South America. In the United States, we operate Scotts LawnService®, the second largest residential lawn care service business. Our operations are divided into the following reportable segments: Global Consumer, Global Professional, Scotts LawnService® and Corporate & Other. The Corporate & Other segment consists of corporate general and administrative expenses.
     On July 8, 2009, we announced that our wholly-owned subsidiary, Smith & Hawken, Ltd., had adopted a plan to close the Smith & Hawken®* business. During the Company’s first quarter of fiscal 2010, all Smith & Hawken stores were closed and substantially all operational activities of Smith & Hawken were discontinued. As a result, effective in our first quarter of fiscal 2010, we classified Smith & Hawken as discontinued operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Furthermore, beginning in the first quarter of fiscal 2010, our consumer businesses in Australia, Latin America and Italy were reported as part of our Global Consumer segment. Previously, these businesses were reported as part of our Global Professional segment. The following MD&A has been retrospectively updated to reflect Smith & Hawken as discontinued operations separate from the results of continuing operations and to reflect the changes to our segment structure for all periods presented.
     As a leading consumer branded lawn and garden company, our marketing efforts are largely focused on providing innovative and differentiated products and on continually increasing brand and product awareness to inspire consumers and create retail demand. We have successfully applied this model for a number of years, consistently increasing our investment in research and development and investing approximately 5% of our annual net sales in advertising to support and promote our products and brands. We continually explore new and innovative ways to communicate with consumers. We believe that we receive a significant return on these expenditures and anticipate a similar level of research and development, advertising and marketing investments in the future, with the continuing objective of driving category growth and increasing market share.
     Our sales are susceptible to global weather conditions. For instance, periods of wet weather can adversely impact sales of certain products, while increasing demand for other products. We believe that our diversified product line provides some mitigation to this risk. We also believe that our broad geographic diversification further reduces this risk.

*	Smith & Hawken® is a registered trademark of Target Brands, Inc. The Company sold the Smith & Hawken brand and certain intellectual property rights related thereto on December 30, 2009, and subsequently changed the name of the subsidiary entity formerly known as Smith & Hawken, Ltd. to Teak 2, Ltd. References herein to Smith & Hawken refer to Scotts Miracle-Gro’s subsidiary entity, not the brand itself.

	Percent of Net Sales by
	Quarter
	2009	2008	2007
First Quarter	9.6%	9.5%	8.4%
Second Quarter	31.6%	33.1%	35.8%
Third Quarter	41.3%	39.5%	38.5%
Fourth Quarter	17.5%	17.9%	17.3%
     Due to the nature of our lawn and garden business, significant portions of our products ship to our retail customers during the second and third fiscal quarters. Our annual sales are further concentrated in the second and third fiscal quarters by retailers who increasingly rely on our ability to deliver products “in season” when consumers buy our products, thereby reducing retailers’ inventories.
     Management focuses on a variety of key indicators and operating metrics to monitor the financial condition and performance of the continuing operations of our business. These metrics include consumer purchases (point-of-sale data), market share, category growth, net sales (including unit volume, pricing, product mix and foreign exchange movements), organic sales growth (net sales growth excluding the impact of foreign exchange movements, product recalls, and acquisitions), gross profit margins, income from operations, net income and earnings per share. To the extent applicable, these measures are evaluated with and without impairment, restructuring and other charges, which management believes are not indicative of the ongoing earnings capabilities of our businesses. We also focus on measures to optimize cash flow and return on invested capital, including the management of working capital and capital expenditures.
     Given our historical performance and consistent cash flows, we undertook a number of actions beginning in fiscal 2005 to return cash to our shareholders. We began paying a quarterly cash dividend of 12.5 cents per share in the fourth quarter of fiscal 2005. In fiscal 2006, we launched a five-year, $500 million share repurchase program pursuant to which we repurchased 2.0 million common shares for an aggregate purchase price of $87.9 million during fiscal 2006. In December 2006, we announced a recapitalization plan to return $750 million to our shareholders. This plan expanded and accelerated the previously announced five-year, $500 million share repurchase program (which was canceled). Pursuant to the recapitalization plan, in February 2007, we repurchased 4.5 million of our common shares for an aggregate purchase price of $245.5 million ($54.50 per share) and paid a special one-time cash dividend of $8.00 per share ($508 million in the aggregate) in early March 2007.
     In order to fund this recapitalization, we entered into credit facilities totaling $2.15 billion and terminated our prior credit facility. Please refer to “NOTE 11. DEBT” of the Notes to Consolidated Financial Statements included in this Current Report on Form 8-K for further information as to the credit facilities and the repayment and termination of our prior credit facility and our 6 5/8% senior subordinated notes.
Product Registration and Recall Matters
     In April 2008, we became aware that a former associate apparently deliberately circumvented our policies and U.S. Environmental Protection Agency (“U.S. EPA”) regulations under the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, as amended (“FIFRA”), by failing to obtain valid registrations for certain products and/or causing certain invalid product registration forms to be submitted to regulators. Since that time, we have been cooperating with both the U.S. EPA and the U.S. Department of Justice (the “U.S. DOJ”) in related civil and criminal investigations into our pesticide product registration issues.
     In late April of 2008, in connection with the U.S. EPA’s investigation, we conducted a consumer-level recall of certain consumer lawn and garden products and a Scotts LawnService® product. Subsequently, the Company and the U.S. EPA agreed upon a Compliance Review Plan for conducting a comprehensive, independent review of our product registration records. Pursuant to the Compliance Review Plan, an independent third-party firm, Quality Associates Incorporated (“QAI”), reviewed substantially all of our U.S. pesticide product registrations and associated advertising, some of which were historical in nature and no longer related to sales of our products. The U.S. EPA investigation and the QAI review process resulted in the temporary suspension of sales and shipments of certain products. In addition, as the QAI review process or our internal review identified potential FIFRA registration issues (some of which appear unrelated to the actions of the former associate), we endeavored to stop selling or distributing the affected products until the issues could be resolved. QAI’s review of our U.S. pesticide product registrations and associated advertisements is now substantially complete. The results of the QAI review process did not materially affect, and are not expected to materially affect, our fiscal 2009 and fiscal 2010 sales, respectively.
     In late 2008, the Company, and its indirect subsidiary, EG Systems, Inc., doing business as Scotts LawnService® were named as defendants in a purported class action filed in the U.S. District Court for the Eastern District of Michigan relating to Scotts LawnService® application of certain pesticide products. In the suit, Mark Baumkel, on behalf of himself and the purported classes, sought an unspecified amount of damages, plus costs and attorneys’ fees, for alleged claims involving breach of contract, unjust enrichment and violation of the state of Michigan’s consumer protection act. On September 28, 2009, the court granted the Company’s and Scotts LawnService’s motion and dismissed the suit with prejudice. Since that time, the Company and Mr. Baumkel have agreed to a confidential settlement that, among other things, precludes an appeal of the decision. The impact of the confidential settlement did not, and will not, materially affect our financial condition, results of operations or cash flows.
     In fiscal 2008, we conducted a voluntary recall of certain of our wild bird food products due to a formulation issue. Certain wild bird food products had been treated with pest control additives to avoid insect infestation, especially at retail stores. While the pest control additives had been labeled for use on certain stored grains that can be processed for human and/or animal consumption, they were not labeled for use on wild bird food products. In October, 2008, the U.S. Food & Drug Administration concluded that the recall had been completed and that there had been proper disposition of the recalled products. The results of the wild bird food recall did not materially affect our fiscal 2009 financial condition, results of operations or cash flows.
     As a result of these registration and recall matters, we have reversed sales associated with estimated returns of affected products, recorded charges for affected inventory and recorded other registration and recall-related costs. The effects of these adjustments were pre-tax charges of $28.6 million and $51.1 million for the years ended September 30, 2009 and 2008, respectively. We expect to incur an additional $10 to $15 million in fiscal 2010 on recall and registration matters, excluding possible fines, penalties, judgments and/or litigation costs. We expect that these charges will include costs associated with the rework of certain finished goods inventories, the potential disposal of certain products and ongoing third-party professional services related to the U.S. EPA and U.S. DOJ investigations.
     The U.S. EPA and U.S. DOJ investigations continue and may result in future state, federal or private rights of action including fines and/or penalties with respect to known or potential additional product registration issues. Until the U.S. EPA and U.S. DOJ investigations are complete, we cannot reasonably determine the scope or magnitude of possible liabilities that could result from known or potential product registration issues, and no reserves for these potential liabilities have been established as of September 30, 2009. However, it is possible that such liabilities, including fines, penalties, judgments and/or litigation costs could be material and have an adverse effect on our financial condition, results of operations or cash flows.
     We are committed to providing our customers and consumers with products of superior quality and value to enhance their lawns, gardens and overall outdoor living environments. We believe consumers have come to trust our brands based on the superior quality and value they deliver, and that trust is highly valued. We also are committed to conducting business with the highest degree of ethical standards and in adherence to the law. While we are disappointed in these events, we believe we have made significant progress in addressing the issues and restoring customer and consumer confidence in our products.
RESULTS OF CONTINUING OPERATIONS
     The following table sets forth the components of income and expense as a percentage of net sales for the three years ended September 30, 2009:

	2009	2008	2007
Net sales	100.0%	100.0%	100.0%
Cost of sales	64.1	66.7	64.6
Cost of sales — impairment, restructuring and other charges	—	—	—
Cost of sales — product registration and recall matters	0.4	1.0	—

Gross profit	35.5	32.3	35.4
Operating expenses:
Selling, general and administrative	24.9	23.3	23.6
SG&A — impairment, restructuring and other charges	—	3.9	0.3
SG&A — product registration and recall matters	0.6	0.4	—
Other (income) expense, net	—	(0.3)	(0.3)

Income from operations	10.0	5.0	11.8
Costs related to refinancing	—	—	0.7
Interest expense	1.9	2.9	2.6

Income from continuing operations before income taxes	8.1	2.1	8.5
Income tax expense from continuing operations	2.9	0.9	3.0

Income from continuing operations	5.2%	1.2%	5.5%

Net Sales
     Consolidated net sales for fiscal 2009 increased 5.6% to $2.98 billion from $2.82 billion in fiscal 2008. Net sales for fiscal 2008 increased 5.0% to $2.82 billion from $2.69 billion in fiscal 2007. Organic net sales growth, which excludes the impact of changes in foreign exchange rates, product recalls and acquisitions, was 8.4% and 3.5% for fiscal 2009 and fiscal 2008, respectively, as noted in the following table:

	2009	2008
Net sales growth	5.6%	5.0%
Acquisitions	(0.3)	(0.3)
Foreign exchange rates	3.9	(2.1)
Product recall matters — returns	(0.8)	0.9

Organic net sales growth	8.4%	3.5%

     Organic net sales in the Global Consumer segment increased 12.3% in fiscal 2009, driven by 15.4% growth in North America. We believe the North America growth was attributable to a variety of factors, including increased marketing efforts, support received from our retail partners, product innovation, new private label business and improvements to our sales force. Global Professional organic net sales declined 8.0% primarily driven by the decrease in net sales for the North America Professional business, which was negatively impacted by the significant drop in demand due to the downturn in commercial and residential construction and customer inventory build-ups in fiscal 2008 in anticipation of price increases. Organic net sales for Scotts LawnService® declined by 6.6% due to the anticipated decrease in customer count driven by macroeconomic factors.
     Global Consumer organic net sales increased approximately 1.8% for fiscal 2008 as a result of a number of factors, including the overall economic climate in the United States, as well as unfavorable early spring weather conditions. Organic net sales in our Global Professional segment grew 17.7%, driven by strong demand for the proprietary technology used in that segment and pricing actions that prompted customer inventory build-ups in fiscal 2008 in anticipation of price increases. Despite a reduction in customer count, Scotts LawnService® experienced organic net sales growth of 4.0% primarily due to higher selling prices.
Gross Profit
     As a percentage of net sales, gross profit was 35.5% of net sales for fiscal 2009 compared to 32.3% for fiscal 2008. The increase in gross profit rates was primarily driven by increased selling prices net of increased commodity costs, and cost productivity improvements. Product registration and recall matters unfavorably impacted gross profit rates by 40 and 140 basis points for fiscal 2009 and 2008, respectively.
     As a percentage of net sales, gross profit was 32.3% of net sales for fiscal 2008 compared to 35.4% for fiscal 2007. The decrease in gross profit rates was primarily driven by increased commodity costs, which unfavorably impacted all operating segments, and the product registration and recall matters and impairment, restructuring and other charges noted above.
Selling, General and Administrative Expenses
     The following table shows the major components of SG&A for the three years ended September 30, 2009:

	2009	2008	2007
	(In millions)
Advertising	$127.2	$127.7	$134.1
Advertising as a percentage of net sales	4.3%	4.5%	5.0%
Other SG&A	$589.5	$501.8	$471.3
Stock-based compensation	14.5	12.5	15.5
Amortization of intangibles	11.7	15.1	14.7

	$742.9	$657.1	$635.6

     Advertising expenses in fiscal 2009 were $127.2 million compared to $127.7 million in fiscal 2008. Excluding the impact of foreign exchange movements, advertising expense increased in fiscal 2009 by $3.1 million, or 2.4%, driven by increased spending in the North America Consumer business, substantially offset by reductions in Scotts LawnService® and International Consumer. Advertising expenses in fiscal 2008 were $127.7 million, a decrease of $6.4 million, or 4.8%, from fiscal 2007. The decline in fiscal 2008 was 6.0% excluding foreign exchange movements. During fiscal 2009 and fiscal 2008, we shifted some spending from media to consumer promotions and other trade expense, the costs of which are netted against sales rather than classified as SG&A.

     In fiscal 2009, other SG&A spending increased $87.7 million, or 17.5%, from fiscal 2008. Excluding the impact of foreign exchange movements, other SG&A spending increased 21.4% in fiscal 2009 primarily driven by increased variable compensation. Other increases in SG&A spending, designed to drive long-term growth, included research and development, sales force, regulatory and technology. In addition, non-revenue enhancing areas, including pension and health care costs, increased in fiscal 2009. In fiscal 2008, other SG&A spending increased $30.5 million or 6.5% from fiscal 2007. Excluding the impact of foreign exchange movements, other SG&A spending increased 4.0% in fiscal 2008 due to increased investments focused principally within the sales force, research and development and marketing areas of the North America portion of the Global Consumer segment.
     The majority of our stock-based awards vest over three years, with the associated expense recognized ratably over the vesting period. In certain cases, such as individuals who are eligible for early retirement based on their age and years of service, the vesting period is shorter than three years. The increase in stock-based compensation expense in fiscal 2009 was primarily due to the acceleration of expense for 2009 awards granted to key employees who are approaching eligibility for early retirement, as well as an increase in the total value of equity awards granted in fiscal 2009. The decrease in stock-based compensation expense in fiscal 2008 as compared to fiscal 2007 was primarily attributable to a change in the Board of Directors equity compensation plan effective in February 2008, which resulted in the majority of associated expense being recognized ratably over the Board of Directors’ service period, compared to previous years’ grants where the associated expense was recorded entirely in the year of the grant.
     Amortization expense was $11.7 million in fiscal 2009, compared to $15.1 million and $14.7 million in fiscal 2008 and 2007, respectively. The decline in fiscal 2009 was driven by the reduction of amortizing intangible assets due to the impairment charges recorded in fiscal 2008, assets that became fully amortized in fiscal 2009, and foreign exchange movements.
Impairment, Restructuring and Other Charges
     The breakdown of Impairment, Restructuring and Other Charges for the three years ended September 30, 2009 is as follows:

	2009	2008	2007
	(In millions)
SG&A — product registration and recall matters	$16.8	$12.7	$—
Goodwill and intangible asset impairment	—	109.8	6.1
Other	—	—	2.7

	$16.8	$122.5	$8.8

     Our annual goodwill and indefinite life intangible impairment testing is performed as of the first day of our fiscal fourth quarter. We engaged an independent valuation firm to assist in our impairment assessment reviews. The impairment analysis for the fourth quarter of fiscal 2009 indicated that no charge for impairment was required. We recorded $16.8 million of SG&A-related product registration and recall costs during fiscal 2009 which primarily related to a third-party compliance review, as well as legal and consulting fees.
     As a result of a significant decline in the market value of the Company’s common shares during the latter half of the third fiscal quarter ended June 28, 2008, the Company’s market value of invested capital was approximately 60% of the comparable impairment metric used in our fourth quarter fiscal 2007 annual impairment testing. Management determined this was an indicator of possible goodwill impairment and, therefore, interim impairment testing was performed as of June 28, 2008.
     Our third quarter fiscal 2008 interim impairment review resulted in a non-cash charge of $111.3 million to reflect the decline in the fair value of certain goodwill and other assets evidenced by the decline in the Company’s common shares. No further adjustments to the goodwill portion of this impairment charge were required as a result of the completion of Step 2 of the goodwill impairment test in the fourth quarter of fiscal 2008. In total, the fiscal 2008 impairment charges were comprised of $80.8 million for goodwill, $11.3 million related to indefinite-lived tradenames and $19.0 million for long-lived assets. Of the $19.0 million impairment charge recorded for long-lived assets, $1.3 million was recorded in cost of sales. On a reportable segment basis, $64.5 million of the impairment charges were in Global Consumer and $38.4 million were in Global Professional, with the remaining $8.2 million in Corporate & Other.
     The Company recorded $12.7 million of SG&A-related product registration and recall costs during fiscal 2008 which primarily related to third-party compliance review, legal and consulting fees.
     Our fourth quarter fiscal 2007 impairment review resulted in a non-cash goodwill and intangible asset impairment charge of $6.1 million, of which $2.2 million related to a goodwill impairment charge for our turfgrass biotechnology program and $3.9 million was associated with technology initiatives in our Scotts LawnService® segment. Other charges in fiscal 2007 related to inventory write-downs and ongoing monitoring and remediation costs associated with our turfgrass biotechnology program.

Other (Income) Expense, net
     Other (income) expense, net was $0.3 million of expense in fiscal 2009, compared to income of $7.7 million and $9.6 million for fiscal 2008 and fiscal 2007, respectively. The decline in fiscal 2009 was driven by decreased royalty income and the net loss on sale of assets.
Income from Operations
     Income from operations in fiscal 2009 was $297.6 million compared to $139.8 million in fiscal 2008, an increase of $157.8 million. Fiscal 2009 was negatively impacted by costs totaling $28.6 million related to product registration and recall matters that, when excluded, result in income from operations of $326.2 million. Fiscal 2008 was negatively impacted by impairment charges ($111.1 million) and product registration and recall costs ($51.1 million) that, when excluded, result in income from operations of $302.0 million. Excluding the impairment, restructuring and other charges and product registration and recall costs, income from operations increased by $24.2 million, or 8.0%, in fiscal 2009, primarily driven by increased net sales and gross margins that were partially offset by an increase in SG&A spending.
     Income from operations in fiscal 2008 was $139.8 million compared to $318.0 million in fiscal 2007, a decrease of $178.2 million. Fiscal 2007 was negatively impacted by impairment and other charges of $8.8 million that, when excluded, result in income from operations of $326.8 million. Excluding impairment and other charges and product registration and recall costs, income from operations declined by $24.8 million, or 7.6%, in 2008, primarily driven by increased commodity costs which more than offset price increases passed onto our customers.
Interest Expense and Refinancing Activities
     Interest expense in fiscal 2009 was $56.4 million compared to $82.2 million and $70.7 million in fiscal 2008 and fiscal 2007, respectively. The decrease in fiscal 2009 was primarily due to a decline in our borrowing rates and a reduction in average debt outstanding, as well as the favorable impact of foreign exchange rates. Weighted-average interest rates decreased by 131 basis points during fiscal 2009. Average borrowings also decreased by approximately $170 million during fiscal 2009. The increase in interest expense in fiscal 2008 was primarily attributable to an increase in average borrowings resulting from the recapitalization transactions that were consummated during the second quarter of fiscal 2007. We also recorded $18.3 million in costs in fiscal 2007 related to the refinancing undertaken to facilitate the recapitalization transactions.
Income Tax Expense from Continuing Operations
     A reconciliation of the federal corporate income tax rate and the effective tax rate on income before income taxes from continuing operations for the three years ended September 30, 2009 is summarized below:

	2009	2008	2007
Statutory income tax rate	35.0%	35.0%	35.0%
Effect of foreign operations	(0.6)	(1.2)	(0.4)
State taxes, net of federal benefit	2.3	2.0	1.3
Change in state NOL and credit carryforwards	(0.3)	(0.3)	(0.1)
Research & Development tax credit	(0.4)	(1.2)	(0.4)
Change in valuation allowances	—	—	0.7
Effect of goodwill impairment and other permanent differences	(0.8)	11.1	0.3
Other	0.7	(2.3)	(1.6)

Effective income tax rate	35.9%	43.1%	34.8%

     The effective tax rate for fiscal 2008 was higher due to goodwill impairment charges which are not fully deductible for tax purposes.
Income and Earnings per Share from Continuing Operations
     We reported income from continuing operations of $154.6 million or $2.34 per diluted share in fiscal 2009 compared to income from continuing operations of $32.8 million or $0.50 per diluted share in fiscal 2008. In fiscal 2009, we incurred $28.6 million of costs related to product registration and recall matters. Fiscal 2008 was unfavorably impacted by $111.1 million of impairment charges, as well as $51.1 million in costs associated with product registration and recall matters. Excluding these items, the increase in fiscal 2009 income from continuing operations was primarily driven by increased net sales, led by double-digit growth in the North America consumer business. In addition, gross margin rates improved due to pricing increases in excess of increased commodity costs and cost productivity improvements. The growth in net sales and gross margins was partially offset by an increase in SG&A spending. Challenging weather conditions in March 2008 negatively impacted net sales for the largest part of our business, the Global Consumer segment. Additionally, commodity costs increased significantly in fiscal 2008. Diluted weighted-average common shares outstanding increased from 65.4 million in fiscal 2008 to 66.1 million in fiscal 2009. Diluted average common shares included 1.1 million and 0.9 million equivalent shares for fiscal 2009 and fiscal 2008, respectively. The changes in diluted average common shares are primarily driven by an increase in the Company’s common share price.
     We reported income from continuing operations of $149.3 million or $2.23 per diluted share in fiscal 2007 compared to income from continuing operations of $32.8 million or $0.50 per diluted share in fiscal 2008. Fiscal 2007 was unfavorably impacted by $6.1 million of goodwill and intangible asset impairment charges and $2.7 million of other charges, as well as costs related to refinancing of $18.3 million. Fiscal 2008 results from operations were significantly impacted by the charges noted above. Excluding these items, the reduction in fiscal 2008 income from continuing operations was attributable to higher commodity costs and the negative effects on net sales of adverse early spring weather conditions. Diluted weighted-average common shares outstanding decreased from 67.0 million in fiscal 2007 to 65.4 million in fiscal 2008, due to the 4.5 million common shares repurchased as part of the recapitalization consummated during the second quarter of fiscal 2007, weighted for the period outstanding, and offset by common shares issued upon the exercise of share-based awards and the vesting of restricted stock.
Loss from Discontinued Operations
     We substantially completed the process of liquidating the Smith & Hawken business in the first quarter of our fiscal 2010. Smith & Hawken generated losses, net of tax, of $1.3 million, $43.7 million and $35.9 million in fiscal 2009, fiscal 2008 and fiscal 2007, respectively.
     Smith & Hawken recorded impairment, restructuring and other charges of $14.7 million, $25.7 million and $29.2 million in fiscal 2009, fiscal 2008 and fiscal 2007, respectively. Other charges in fiscal 2009 relate to the Smith & Hawken closure process. Impairment, restructuring and other charges in fiscal 2008 for Smith & Hawken include $15.4 million for property, plant and equipment and $10.3 million for intangible assets. Smith & Hawken-related impairment, restructuring and other charges in fiscal 2007 include $24.6 million for goodwill and $4.6 million for intangible assets.
     The fiscal 2009 income tax expense for discontinued operations includes the reduction of $18.4 million of valuation allowances recorded in prior years to fully reserve deferred tax assets that originated from impairment charges recorded for the Smith & Hawken business in fiscal 2007 and fiscal 2008. In fiscal 2008, when the Company was attempting to sell Smith & Hawken, the Company concluded that it would not receive any future tax benefit from these deferred tax assets as a stock sale would have resulted in a non-deductible capital loss. Given the Company’s fourth quarter fiscal 2009 decision to close the Smith & Hawken business, the Company concluded that the character of the losses generated would change from capital to ordinary and as an outcome, would be deductible for tax purposes. The fiscal 2007 tax benefit related to discontinued operations was unfavorably impacted by goodwill impairment charges which are not deductible for tax purposes.
SEGMENT RESULTS
     Our operations are divided into the following segments: Global Consumer, Global Professional, Scotts LawnService® and Corporate & Other. The Corporate & Other segment consists of corporate general and administrative expenses. Segment performance is evaluated based on several factors, including income from operations before amortization, product registration and recall costs, and impairment, restructuring and other charges, which are not GAAP measures. Management uses this measure of operating profit to gauge segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

     The following tables present the segment information for the three years ended September 30, 2009 (certain costs not allocated to business segments for internal management reporting purposes are not allocated for purposes of this presentation):
Net Sales by Segment

	2009	2008	2007
		(In millions)
Global Consumer	$2,485.3	$2,282.5	$2,203.2
Global Professional	265.4	316.4	254.9
Scotts LawnService®	231.1	247.4	230.5

Segment total	2,981.8	2,846.3	2,688.6
Roundup® amortization	(0.8)	(0.8)	(0.8)
Product registrations and recall matters-returns	(0.3)	(22.3)	—

Consolidated	$2,980.7	$2,823.2	$2,687.8

Income (Loss) from Operations by Segment

	2009	2008	2007
		(In millions)
Global Consumer	$430.1	$346.5	$380.4
Global Professional	18.6	31.7	30.0
Scotts LawnService®	19.0	11.3	11.3
Corporate & Other	(129.0)	(71.6)	(79.4)

Segment total	338.7	317.9	342.3
Roundup® amortization	(0.8)	(0.8)	(0.8)
Other amortization	(11.7)	(15.1)	(14.7)
Product registrations and recall matters	(28.6)	(51.1)	—
Impairment of assets	—	(111.1)	(6.1)
Restructuring and other charges	—	—	(2.7)

Consolidated	$297.6	$139.8	$318.0

Global Consumer
     Global Consumer segment net sales were $2.49 billion in fiscal 2009 compared to $2.28 billion in fiscal 2008, an increase of 8.9%. Organic net sales growth for fiscal 2009 was 12.3%, including the favorable impact of price increases of 6.6%. Foreign exchange movements decreased net sales by 3.4% for fiscal 2009. Within Global Consumer, organic net sales in North America increased 15.4% for fiscal 2009, which included the favorable impact of higher selling prices of 7.8%. Sales of our products to consumers at retail (point-of-sales) for our three largest U.S. customers increased by 15.0% for fiscal 2009, driven by higher sales in all major categories, led by growing media, lawn fertilizers, and plant foods. Organic net sales in International Consumer increased by 1.4% for fiscal 2009, which included the favorable impact of price increases of 2.5%. Strong growth in the United Kingdom, led by growing media and lawn fertilizer categories, and Eastern Europe were offset by declines in sales in France and Central Europe caused by inventory de-load by retailers and a slow pesticide season.
     Global Consumer segment operating income for fiscal 2009 was $430.1 million, an increase of $83.6 million, or 24.1%, compared to fiscal 2008. Excluding the impact of foreign exchange movements, segment operating income increased by $90.5 million, or 26.1%, for fiscal 2009. The increase in operating income was primarily driven by the increase in net sales accompanied by improvement in gross margin rate of 280 basis points for fiscal 2009. The increase in gross margin rate was primarily the result of pricing and cost productivity improvements, partially offset by commodity cost increases. The improvements in net sales and gross margin rates were partially offset by increases in SG&A spending, primarily related to higher advertising and promotional spending, higher selling and research and development costs, and increased variable compensation.
     Global Consumer segment net sales were $2.28 billion in fiscal 2008 compared to $2.20 billion in fiscal 2007, an increase of 3.6%. Organic net sales growth for fiscal 2008 increased approximately 1.8%, which included pricing actions that increased net sales by 4.1%. Foreign exchange movements increased net sales by 1.8% for fiscal 2008. Organic net sales in North America increased 1.1%, which included the impact of price increases of 4.9%. North America point-of-sales for our three largest U.S. customers increased by 2.2% for fiscal 2008, driven by growing media products, where consumers traded up for branded, value-added solutions. Point-of-sales for our lawn products, comprised of fertilizers, grass seed, and durables, decreased by 1.1% primarily due to the late start to the lawn and garden season, resulting in reduced sales of higher priced lawn fertilizer combination products. Ortho® point-of-sales decreased by 5.2% in fiscal 2008, while the point-of-sales in the wild bird food category increased by 16.0% primarily due to pricing. Organic net sales in International Consumer increased by 4.2% in 2008, driven by growth in France and Central Europe as the result of improved marketing programs and new products. This growth offset the decreased net sales in the United Kingdom where the economic environment was more challenging and competition was more aggressive.
     Global Consumer segment operating income decreased by $33.9 million or 8.9% in fiscal 2008. The decrease in operating income was driven primarily by a decrease in gross margin rates of 170 basis points. The decrease in gross margin rates was largely the result of higher commodity costs, which more than offset price increases. SG&A spending, including media advertising, increased 4.0% in fiscal 2008 primarily related to higher selling and research and development costs.
Global Professional
     Global Professional segment net sales decreased $51.0 million, or 16.1%, in fiscal 2009. Organic net sales declined 8.0%, which included increased pricing of 10.9%. Foreign exchange movements decreased net sales by 10.4%. Net sales from Humax Horticulture Limited, a privately-owned growing media company in the United Kingdom acquired by the Company on October 1, 2008 were $7.3 million in fiscal 2009, resulting in 2.3% growth. While organic net sales for the European and Emerging Markets Professional businesses increased by 1.8% and 5.7%, respectively, organic net sales for the North America Professional business, including its seed business, declined 28.3% in fiscal 2009, driven by the downturn in commercial and residential construction and customer inventory build-ups in fiscal 2008 in anticipation of price increases.
     Global Professional segment operating income decreased $13.1 million in fiscal 2009, or $8.2 million excluding the impact of foreign exchange rates. The decline in operating income was primarily attributable to the reduction in net sales and a $9.9 million inventory write-down necessitated by the significant decline in the market pricing and demand for professional grass seed in North America.
     Global Professional segment net sales increased $61.5 million, or 24.1%, in fiscal 2008. Organic net sales increased by 17.7% driven primarily by strong demand for our proprietary technology. Pricing actions increased net sales by 8.6%. Global Professional segment operating income increased by $1.7 million in fiscal 2008 as the strong growth in net sales was partially offset by increased commodity costs and SG&A spending, primarily related to selling costs.
Scotts LawnService®
     Compared to fiscal 2008, Scotts LawnService® net sales decreased 6.6% to $231.1 million in fiscal 2009 primarily related to macroeconomic pressures that have reduced customer count. Despite the decline in net sales, the Scotts LawnService® segment operating income increased $7.7 million to $19.0 million in fiscal 2009. The improved operating results were driven by more efficient marketing and sales programs, improved labor productivity, and declines in fuel and fertilizer costs.
     Compared to fiscal 2007, Scotts LawnService® net sales increased 7.3% to $247.4 million in fiscal 2008. The increase for fiscal 2008 was the result of organic growth of 4.0% and acquisition growth of 3.3%. Despite macroeconomic pressures that reduced customer count, the business grew in part due to increased penetration on tree, shrub and insect services and a reduction in customer cancels due to issues with service or results. Additionally, the shift of late season lawn treatments to the first quarter of fiscal 2008 positively impacted net sales. The Scotts LawnService® segment operating income was flat compared to fiscal 2007 as the net sales and gross margin growth were offset by an increase in SG&A spending.
Corporate & Other
     The operating loss for Corporate & Other increased by $57.4 million in fiscal 2009 primarily driven by increased variable compensation and retention costs, higher information technology spending, increased regulatory and compliance costs, and higher pension and health care costs. The operating loss for Corporate & Other decreased by $7.8 million in fiscal 2008 primarily due to lower net Corporate spending.
MANAGEMENT’S OUTLOOK
     We are pleased with our performance in fiscal 2009. Despite the global recession and significant declines in consumer confidence, we delivered record net sales, reaching the $3.0 billion mark for the first time in our history. Our sales results were driven primarily by strong point of sales growth in our North America consumer business. In addition, net cash provided by operating activities less capital investments, or free cash flow, amounted to $189.2 million.
     Our strong results in fiscal 2009 have laid a foundation for another successful year in fiscal 2010. We anticipate net sales growth of 3% to 5% in fiscal 2010 primarily driven by unit volume growth in our Global Consumer business. We also anticipate that gross margin rates will be flat to slightly up compared to fiscal 2009 and that expenditures on SG&A will be consistent with fiscal 2009. Interest expense is expected to decline slightly in fiscal 2010. Excluding the impact of product registration and recall costs we anticipate earnings per share growth in the mid-to-high teens.
     In the long-term, the Company remains focused on continuing to improve its free cash flow and return on invested capital, both of which the Company believes are important drivers of shareholder value. Our regular quarterly dividend will allow us to continue to return funds to shareholders while maintaining our targeted capital structure.
     For certain information concerning our risk factors, see “PART II — OTHER INFORMATION. ITEM 1A. RISK FACTORS” in Scotts Miracle-Gro’s Quarterly Report on Form 10-Q for the quarterly period ended January 2, 2010.
LIQUIDITY AND CAPITAL RESOURCES
Operating Activities
     Cash provided by operating activities increased by $63.7 million from $200.9 million in fiscal 2008 to $264.6 million in fiscal 2009. Net income (loss) plus non-cash impairment and other charges, stock-based compensation expense, depreciation and amortization increased by $24.6 million, from $208.7 million in fiscal 2008 to $233.3 million in fiscal 2009, primarily due to higher operating income in our Global Consumer segment. Fiscal 2009 operating cash flows were unfavorably impacted by an increase in inventory caused primarily by higher input costs and additional professional grass seed inventory resulting from a significant drop in demand. The increase in inventory was offset by increases in other current liabilities, driven by accruals for variable compensation, and in accrued taxes, driven by our higher taxable income, for which the cash outflow will not occur until fiscal 2010.
     Cash provided by operating activities decreased by $45.7 million from $246.6 million in fiscal 2007 to $200.9 million in fiscal 2008. Net income (loss) plus non-cash impairment charges, non-cash costs related to refinancing, stock-based compensation expense, depreciation and amortization declined by $41.8 million, from $250.5 million in fiscal 2007 to $208.7 million in fiscal 2008, primarily due to product registration and recall costs of approximately $51.1 million.
     The seasonal nature of our operations generally requires cash to fund significant increases in working capital (primarily inventory) during the first half of the year. Receivables and payables also build substantially in the second quarter of the year in line with the timing of sales to support our retailers’ spring selling season. These balances liquidate during the June through September period as the lawn and garden season unwinds. Unlike our core retail business, Scotts LawnService® typically has its highest receivables balance in the fourth quarter because of the seasonal timing of customer applications and extra service revenues.
Investing Activities
     Cash used in investing activities was $83.3 million and $59.1 million for fiscal 2009 and fiscal 2008, respectively. Capital spending, including investments in intellectual property, increased by $15.2 million from $60.2 million in fiscal 2008 to $75.4 million in fiscal 2009. The increase in capital spending in fiscal 2009 was driven primarily by expansion of North America production facilities. For the three years ended September 30, 2009, our capital spending was allocated as follows: 48% for expansion and maintenance of Global Consumer productive assets; 20% for new productive assets supporting our Global Consumer business; 5% primarily for leasehold improvements associated with new Smith & Hawken retail stores; 4% for expansion and upgrades of Scotts LawnService® facilities; 14% to expand our information technology capabilities; and 9% for other corporate assets. In fiscal 2009, we acquired a growing media company in the United Kingdom for $9.3 million. There was no acquisition activity in fiscal 2008. Acquisition activity in fiscal 2007 was restricted to our Scotts LawnService® business, approximating $18.7 million.
Financing Activities
     Financing activities used cash of $194.0 million and $123.0 million in fiscal 2009 and fiscal 2008, respectively. In fiscal 2009, the cash used was primarily the result of net repayments of $178.0 million on outstanding debt and dividends paid of $33.4 million, offset by cash of $14.8 million received from the exercise of stock options. In fiscal 2008, the cash used was primarily the result of net repayments of $99.9 million on outstanding debt and dividends paid of $32.5 million, offset by cash of $9.2 million received from the exercise of stock options.
     Financing activities in fiscal 2007 used cash of $158.8 million, which included our 2007 recapitalization. See “NOTE 5. 2007 RECAPITALIZATION” of the Notes to Consolidated Financial Statements included in this Current Report on Form 8-K for additional information.

Credit Agreements
     Our primary sources of liquidity are cash generated by operations and borrowings under our credit agreements. In February 2007, Scotts Miracle-Gro and certain of its subsidiaries entered into the following senior secured credit facilities totaling up to $2.15 billion in the aggregate: (a) a senior secured five-year term loan facility in the principal amount of $560 million and (b) a senior secured five-year revolving loan facility in the aggregate principal amount of up to $1.59 billion. Borrowings may be made in various currencies including U.S. dollars, Euros, British pounds, Australian dollars and Canadian dollars. Under our current structure, we may request an additional $200 million in revolving credit and/or term credit commitments, subject to approval from our lenders. As of September 30, 2009, there was $1.2 billion of availability under the senior secured credit facilities. “NOTE 11. DEBT” of the Notes to Consolidated Financial Statements included in this Current Report on Form 8-K provides additional information pertaining to our borrowing arrangements.
     At September 30, 2009, we had outstanding interest rate swap agreements with major financial institutions that effectively converted a portion of our variable-rate debt denominated in U.S. dollars to a fixed rate. Interest payments made between the effective date and expiration date are hedged by the swap agreements, except as noted below. The key terms of these swap agreements are shown in the table below.

Notional Amount		Effective Date(a)	Expiration Date	Fixed Rate
(In millions)
$200		3/30/2007	3/30/2010	4.87%
200		2/14/2007	2/14/2012	5.20%
50		2/14/2012	2/14/2016	3.78%
150	(b)	11/16/2009	5/16/2016	3.26%
50	(c)	2/16/2010	5/16/2016	3.05%

(a)	The effective date refers to the date on which interest payments are first hedged by the applicable swap agreement.

(b)	Interest payments made during the six-month period beginning November 14 of each year between the effective date and expiration date are hedged by the swap agreement.

(c)	Interest payments made during the three-month period beginning February 14 of each year between the effective date and expiration date are hedged by the swap agreement.
     On April 11, 2007, we entered into a one-year Master Accounts Receivable Purchase Agreement (the “2007 MARP Agreement”). On April 9, 2008, we terminated the 2007 MARP Agreement and entered into a new Master Accounts Receivable Purchase Agreement (the “2008 MARP Agreement”). The terms of the 2008 MARP Agreement were substantially the same as the 2007 MARP Agreement. The 2008 MARP Agreement provided an interest rate that was equal to the 7-day LIBOR rate plus 85 basis points. The 2008 MARP Agreement provided for the discounted sale, on a revolving basis, of accounts receivable generated by specified account debtors, with seasonally adjusted monthly aggregate limits ranging from $10 million to $300 million. The 2008 MARP Agreement also provided for specified account debtor sublimit amounts, which provided limits on the amount of receivables owed by individual account debtors that could be sold to the banks. The 2008 MARP Agreement expired by its terms on April 8, 2009.
     On May 1, 2009, we entered into a Master Accounts Receivable Purchase Agreement (the “2009 MARP Agreement”), with a stated termination date of May 1, 2010, or such later date as may be mutually agreed by us and our lender. The 2009 MARP Agreement provides an interest rate that is equal to the 7-day LIBOR rate plus 225 basis points. The 2009 MARP Agreement provides for the discounted sale, on an uncommitted, revolving basis, of accounts receivable generated by a specified account debtor, with aggregate limits not to exceed $80 million. Borrowings under the 2009 MARP Agreement at September 30, 2009 were $4.2 million.
     As of September 30, 2009, we were in compliance with all debt covenants. Our senior secured credit facilities contain, among other obligations, an affirmative covenant regarding our leverage ratio, calculated as indebtedness relative to our earnings before taxes, depreciation and amortization. Under the terms of the senior secured credit facilities, the maximum leverage ratio was 3.75 as of September 30, 2009, which is scheduled to decrease to 3.50 on September 30, 2010. Management continues to monitor our compliance with the leverage ratio and other covenants contained in the senior secured credit facilities and, based upon our current operating assumptions, we expect to remain in compliance with the permissible leverage ratio throughout fiscal 2010. However, an unanticipated charge to earnings, an increase in debt or other factors could materially adversely affect our ability to remain in compliance with the financial or other covenants of our senior secured credit facilities, potentially causing us to have to seek an amendment or waiver from our lending group which would be likely to result in repricing of our senior secured credit facilities to then current market rates. Although we were in compliance with all of our debt covenants throughout fiscal 2009, please see “PART II — OTHER INFORMATION. ITEM 1A. RISK FACTORS — The ongoing governmental investigations regarding our compliance with FIFRA could adversely affect our financial condition, results of operations or cash flows” in Scotts Miracle-Gro’s Quarterly Report on Form 10-Q for the quarterly period ended January 2, 2010 for a discussion of the potential negative impact of such issues on our compliance with certain covenants contained in our credit agreements.
January 2010 Bond Offering
     On January 14, 2010, Scotts Miracle-Gro issued $200 million aggregate principal amount of 7.25% Senior Notes due 2018 (the “Senior Notes”), the proceeds of which were used to reduce outstanding borrowings under our senior secured revolving credit facility. The Senior Notes represent general unsecured senior obligations of Scotts Miracle-Gro, and were sold to the public at 99.254% of the principal amount thereof, to yield 7.375% to maturity. The Senior Notes have interest payment dates of January 15 and July 15, commencing July 15, 2010, and may be redeemed prior to maturity at applicable redemption premiums. The Senior Notes contain usual and customary incurrence-based covenants, which include, but are not limited to, restrictions on the incurrence of additional indebtedness, the incurrence of liens and the issuance of certain preferred shares, and the making of certain distributions, investments and other restricted payments, as well as other usual and customary covenants, which include, but are not limited to, restrictions on sale and leaseback transactions, restrictions on purchases for or redemptions of Company stock and prepayments of subordinated debt, limitations on asset sales and restrictions on transactions with affiliates. The Senior Notes mature on January 15, 2018. Certain of Scotts Miracle-Gro’s domestic subsidiaries serve as guarantors of the Senior Notes. Refer to “NOTE 25. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTORS” of the Notes to Consolidated Financial Statements included in this Current Report on Form 8-K for more information regarding the guarantor entities.
Judicial and Administrative Proceedings
     Apart from the proceedings surrounding the FIFRA compliance matters, which are discussed separately, we are party to various pending judicial and administrative proceedings arising in the ordinary course of business, including, among others, proceedings based on accidents or product liability claims and alleged violations of environmental laws. We have reviewed these pending judicial and administrative proceedings, including the probable outcomes, reasonably anticipated costs and expenses, and the availability and limits of our insurance coverage, and have established what we believe to be appropriate reserves. We do not believe that any liabilities that may result from these pending judicial and administrative proceedings are reasonably likely to have a material adverse effect on our financial condition, results of operations, or cash flows; however, there can be no assurance that future quarterly or annual operating results will not be materially affected by final resolution of these matters.
Contractual Obligations and Off-Balance Sheet Arrangements
     The following table summarizes our future cash outflows for contractual obligations as of September 30, 2009 (in millions):

		Payments Due by Period
					More Than
Contractual Cash Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	5 Years
Debt obligations	$810.1	$160.4	$645.7	$1.0	$3.0
Operating lease obligations	186.8	46.1	71.3	43.2	26.2
Purchase obligations	461.4	235.5	171.4	54.5	—
Other, primarily retirement plan obligations	131.8	11.9	29.0	29.7	61.2

Total contractual cash obligations	$1,590.1	$453.9	$917.4	$128.4	$90.4

     Purchase obligations primarily represent commitments for materials used in the Company’s manufacturing processes, as well as commitments for warehouse services, seed and out-sourced information services which comprise the unconditional purchase obligations disclosed in “NOTE 18. COMMITMENTS” of the Notes to Consolidated Financial Statements included in this Current Report on Form 8-K.
     Other includes actuarially determined retiree benefit payments and pension funding to comply with local funding requirements. Pension funding requirements beyond fiscal 2010 are based on preliminary estimates using actuarial assumptions determined as of September 30, 2009. The above table excludes interest payments and insurance accruals as the Company is unable to estimate the timing of the payment for these items.
     The Company has no off-balance sheet financing arrangements.
     In our opinion, cash flows from operations and capital resources will be sufficient to meet debt service, capital expenditures and working capital needs during fiscal 2010, and thereafter for the foreseeable future. However, we cannot ensure that our business will generate sufficient cash flow from operations or that future borrowings will be available under our credit facilities in amounts sufficient to pay indebtedness or fund other liquidity needs. Actual results of operations will depend on numerous factors, many of which are beyond our control.
REGULATORY MATTERS
     We are subject to local, state, federal and foreign environmental protection laws and regulations with respect to our business operations and believe we are operating in substantial compliance with, or taking actions aimed at ensuring compliance with, such laws and regulations. Apart from the proceedings surrounding the FIFRA compliance matters, which are discussed separately, we are involved in several legal actions with various governmental agencies related to environmental matters. While it is difficult to quantify the potential financial impact of actions involving these environmental matters, particularly remediation costs at waste disposal sites and future capital expenditures for environmental control equipment, in the opinion of management, the ultimate liability arising from such environmental matters, taking into account established reserves, should not have a material adverse effect on our financial condition, results of operations or cash flows. However, there can be no assurance that the resolution of these matters will not materially affect our future quarterly or annual results of operations, financial condition or cash flows. Additional information on environmental matters affecting us is provided in “ITEM 1. BUSINESS — Regulatory Considerations,” “ITEM 1. BUSINESS — FIFRA Compliance, the Corresponding Governmental Investigations and Similar Matters,” “ITEM 1. BUSINESS — Other Regulatory Matters” and “ITEM 3. LEGAL PROCEEDINGS” of Scotts Miracle-Gro’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
     Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. Certain accounting policies are particularly significant, including those related to revenue recognition, goodwill and intangibles, certain employee benefits, and income taxes. We believe these accounting policies, and others set forth in “NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” of the Notes to Consolidated Financial Statements included in this Current Report on Form 8-K, should be reviewed as they are integral to understanding our results of operations and financial position. Our critical accounting policies are reviewed periodically with the Audit Committee of the Board of Directors of Scotts Miracle-Gro.
     The preparation of financial statements requires management to use judgment and make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to customer programs and incentives, product returns, bad debts, inventories, intangible assets, income taxes, restructuring, environmental matters, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Although actual results historically have not deviated significantly from those determined using our estimates, our results of operations or financial condition could differ, perhaps materially, from these estimates under different assumptions or conditions.
Revenue Recognition and Promotional Allowances
     Most of our revenue is derived from the sale of inventory, and we recognize revenue when title and risk of loss transfer, generally when products are received by the customer. Provisions for payment discounts, product returns and allowances are recorded as a reduction of sales at the time revenue is recognized based on historical trends and adjusted periodically as circumstances warrant. Similarly, reserves for uncollectible receivables due from customers are established based on management’s judgment as to the ultimate collectibility of these balances. We offer sales incentives through various programs, consisting principally of volume rebates, cooperative advertising, consumer coupons and other trade programs. The cost of these programs is recorded as a reduction of sales. The recognition of revenues, receivables and trade programs requires the use of estimates. While we believe these estimates to be reasonable based on the then current facts and circumstances, there can be no assurance that actual amounts realized will not differ materially from estimated amounts recorded.
Long-lived Assets, including Property, Plant and Equipment
     Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is provided on the straight-line method and is based on the estimated useful economic lives of the assets. Intangible assets with finite lives, and therefore subject to amortization, include technology (e.g., patents), customer relationships and certain tradenames. These intangible assets are being amortized on the straight-line method over periods typically ranging from 3 to 25 years. The Company reviews long-lived assets whenever circumstances change such that the indicated recorded value of an asset may not be recoverable and therefore impaired.
Goodwill and Indefinite-lived Intangible Assets
     We have significant investments in intangible assets and goodwill. Our annual goodwill and indefinite-lived intangible asset testing is performed as of the first day of our fiscal fourth quarter or more frequently if circumstances indicate potential impairment. The review for impairment of intangibles and goodwill is primarily based on our estimates of discounted future cash flows, which are based upon budgets and longer-range strategic plans. These budgets and plans are used for internal purposes and are also the basis for communication with outside parties about future business trends. While we believe the assumptions we use to estimate future cash flows are reasonable, there can be no assurance that the expected future cash flows will be realized. As a result, impairment charges that possibly should have been recognized in earlier periods may not be recognized until later periods if actual results deviate unfavorably from earlier estimates. An asset’s value is deemed impaired if the discounted cash flows or earnings projections generated do not substantiate the carrying value of the asset. The estimation of such amounts requires management to exercise judgment with respect to revenue and expense growth rates, changes in working capital and selection of an appropriate discount rate, as applicable. The use of different assumptions would increase or decrease discounted future operating cash flows or earnings projections and could, therefore, change impairment determinations.
     Fair values related to our annual impairment review of indefinite-lived tradenames and goodwill were determined using discounted cash flow models involving several assumptions. Changes in our assumptions could materially impact our fair value estimates. Assumptions critical to our fair value estimates were: (i) present value factors used in determining the fair value of the reporting units and tradenames; (ii) royalty rates used in our tradename valuations; (iii) projected average revenue growth rates used in the reporting unit and tradename models; and (iv) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances.
Inventories
     Inventories are stated at the lower of cost or market, the majority of which are based on the first-in, first-out method of accounting. Reserves for excess and obsolete inventory are based on a variety of factors, including product changes and improvements, changes in active ingredient availability and regulatory acceptance, new product introductions and estimated future demand. The adequacy of our reserves could be materially affected by changes in the demand for our products or regulatory actions.
Contingencies
     As described more fully in “NOTE 19. CONTINGENCIES” of the Notes to Consolidated Financial Statements included in this Current Report on Form 8-K, we are involved in significant environmental and legal matters which have a high degree of uncertainty associated with them. We continually assess the likely outcomes of these matters and the adequacy of amounts, if any, provided for their resolution. There can be no assurance that the ultimate outcomes of these matters will not differ materially from our assessment of them, nor that all matters that may currently be brought against us are known by us at this time.
Income Taxes
     Our annual effective tax rate is established based on our pre-tax income (loss), statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. We record income tax liabilities utilizing known obligations and estimates of potential obligations. A deferred tax asset or liability is recognized whenever there are future tax effects from existing temporary differences and operating loss and tax credit carryforwards. Valuation allowances are used to reduce deferred tax assets to the balance that is more likely than not to be realized. We must make estimates and judgments on future taxable income, considering feasible tax planning strategies and taking into account existing facts and circumstances, to determine the proper valuation allowance. When we determine that deferred tax assets could be realized in greater or lesser amounts than recorded, the asset balance and consolidated statement of operations reflect the change in the period such determination is made. Due to changes in facts and circumstances and the estimates and judgments that are involved in determining the proper valuation allowance, differences between actual future events and prior estimates and judgments could result in adjustments to this valuation allowance. We use an estimate of our annual effective tax rate at each interim period based on the facts and circumstances available at that time, while the actual effective tax rate is calculated at year-end.
Associate Benefits
     We sponsor various post-employment benefit plans. These include pension plans, both defined contribution plans and defined benefit plans, and other post-employment benefit (“OPEB”) plans, consisting primarily of health care for retirees. For accounting purposes, the defined benefit pension and OPEB plans are dependent on a variety of assumptions to estimate the projected and accumulated benefit obligations determined by actuarial valuations. These assumptions include the following: discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality; expected return on plan assets; and health care cost trend rates. These and other assumptions affect the annual expense recognized for these plans.

     Assumptions are reviewed annually for appropriateness and updated as necessary. We base the discount rate assumption on investment yields available at fiscal year-end on high-quality corporate bonds that could be purchased to effectively settle the pension liabilities. The salary growth assumption reflects our long-term actual experience, the near-term outlook and assumed inflation. The expected return on plan assets assumption reflects asset allocation, investment strategy and the views of investment managers regarding the market. Retirement and mortality rates are based primarily on actual and expected plan experience. The effects of actual results differing from our assumptions are accumulated and amortized over future periods.
     Changes in the discount rate and investment returns can have a significant effect on the funded status of our pension plans and shareholders’ equity. We cannot predict these discount rates or investment returns with certainty and, therefore, cannot determine whether adjustments to our shareholders’ equity for pension-related activity in subsequent years will be significant. We also cannot predict future investment returns, and therefore cannot determine whether future pension plan funding requirements could materially and adversely affect our financial condition, results of operations or cash flows.
Accruals for Self-Insurance
     We maintain insurance for certain risks, including workers’ compensation, general liability and vehicle liability, and are self-insured for employee-related health care benefits. We establish reserves for losses based on our claims experience and industry actuarial estimates of the ultimate loss amount inherent in the claims, including losses for claims incurred but not reported. Our estimate of self-insured liabilities is subject to change as new events or circumstances develop which might materially impact the ultimate cost to settle these losses.
Derivative Instruments
     In the normal course of business, we are exposed to fluctuations in interest rates, the value of foreign currencies and the cost of commodities. A variety of financial instruments, including forward and swap contracts, are used to manage these exposures. Our objective in managing these exposures is to better control these elements of cost and mitigate the earnings and cash flow volatility associated with changes in the applicable rates and prices.
     We have established policies and procedures that encompass risk-management philosophy and objectives, guidelines for derivative-instrument usage, counterparty credit approval, and the monitoring and reporting of derivative activity. We do not enter into derivative instruments for the purpose of speculation.
Other Significant Accounting Policies
     Other significant accounting policies, primarily those with lower levels of uncertainty than those discussed above, are also critical to understanding the consolidated financial statements. The Notes to Consolidated Financial Statements included in this Current Report on Form 8-K contain additional information related to our accounting policies, including recent accounting pronouncements, and should be read in conjunction with this discussion.